Exhibit 10.3

SEPARATION AGREEMENT

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY “[***]”) HAVE BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

May 3, 2024
Amended May 28, 2024

Schond Greenway

[***]

[***]

Re: Separation Agreement

Dear Schond:

This Agreement (the “Agreement”) sets forth the terms and conditions of your separation from Mind Medicine (MindMed) Inc. (the “Company”).

1.
Separation. As required by the Employment Agreement by and between you and the Company dated November 9, 2022 (the “Employment Agreement”), your last day of work with the Company and your employment termination date is today, May 3, 2024, which is that you were notified of your termination without cause (the “Separation Date”).
2.
Accrued Salary. On or before the next regularly scheduled payday following the Separation Date, the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings. You will receive these payments regardless of whether or not you sign this Agreement. Since the Company has a nonaccrual vacation policy, you do not have any accrued vacation or other paid time off and thus will not be paid out for any accrued vacation or other paid time off.
3.
Severance Benefits. If you execute and do not revoke this Agreement, and comply with its terms, the Company will provide you with the following severance benefits as set forth in Section 6.1(c) of the Employment Agreement (the “Severance Benefits”):
(a)
Salary. As set forth in Section 6.1(c)(i)(1) of the Employment Agreement, the Company will pay you, as severance, an amount equal to your current base salary for nine (9) months, less all applicable withholdings and deductions, and paid in equal installments beginning on the Company’s first regularly scheduled payroll date following the Effective Date (as defined below), with the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter.
(b)
Benefits. As set forth in Section 6.1(c)(ii)(1) of the Employment Agreement, if you are eligible for and timely elect continued coverage under COBRA for you and your covered dependents under the Company’s group health plans following such termination, then the Company shall reimburse you for that portion of your COBRA premiums it was paying prior to the Separation Date necessary to continue your and your covered dependents’ health insurance coverage in effect for you (and your covered dependents) on the Separation Date until the earliest of: (i) nine (9) months from the Separation Date; (ii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from such plan termination date through the earlier of (i)-(iii), the “Non-CIC COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on your behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay you on the last day of each remaining month of the Non-CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding for the remainder of the Non-CIC COBRA Payment Period. Nothing in this Section is intended to, nor shall it deprive you of your rights under COBRA or ERISA for benefits under plans and policies arising under your employment by the Company
(c)
Equity. As set forth in Section 6.1(c)(iv)(1) of the Employment Agreement, the vesting of all outstanding equity awards subject only to a time-based vesting schedule that are held by you immediately prior to the Separation Date (if any) shall cease vesting upon the Separation Date. Additionally, you may continue to exercise options to purchase shares of the Company’s common stock that had vested as of the Separation Date during the salary continuation period of Section 3(a).

4.
Benefit Plans.

Except as set forth in Section 3 above, if you are currently participating in the Company’s group health insurance plans, your participation as an employee will end on the last day of the month in which Separation Date occurs. Thereafter, and except as set forth in Section 3 above, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

Deductions for the 401(k) Plan will end with your last regular paycheck. You will receive information by mail concerning 401(k) plan rollover procedures should you be a participant in this program.

You may be eligible for unemployment insurance benefits after the Separation Date. Information concerning unemployment benefits will be provided under separate cover.

5.
Stock Options and Restricted Stock Units. You were granted options to purchase shares of the Company’s common stock, pursuant to the Company’s stock option plan (the “Option Plan”). You were also provided restricted stock units in the Company pursuant to the restricted stock unit plan (the “RSU Plan”). Except as set forth in Section 3, your options under the Option Plan and RSUs under the RSU Plan will continue to apply according to their terms and any applicable Grant Agreements.
6.
Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not be entitled to nor shall you receive any additional compensation, severance or benefits after the Separation Date.
7.
Expense Reimbursements. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. Regardless of whether you execute this Agreement, the Company will reimburse you for reasonable business expenses pursuant to its regular business practice.
8.
Return of Company Property and Information Preservation Obligations. Within seven (7) calendar days of the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). If you are subject to a Company-issued litigation hold and information preservation obligation, and any such information (e.g., telephone text messages) cannot be returned to the Company at this time, you must abide by those legal obligations and not destroy, discard, alter or erase any such information. Please coordinate return of Company property with Kristopher Justo. Receipt of the Severance Benefits described in Section 3 of this Agreement is expressly conditioned upon return of all Company Property.
9.
Confidential Information; Reaffirmation of Post-Termination Obligations. Both during and after your employment you acknowledge your continuing obligations under your Employee Confidential Information and Inventions Assignment Agreement that you entered into as part of your employment on or about May 9, 2022 (“Restrictive Covenants Agreement”). By signing this Agreement, , you hereby reaffirm your continuing obligations under the Restrictive Covenants Agreement to the Company, which include, but are not limited to, non-competition and non-solicitation provisions. If you have any doubts as to the scope of the restrictions in your Restrictive Covenants Agreement, you should contact Mark Sullivan, Chief Legal Officer immediately to assess your compliance. As you know, the Company will enforce its contract rights. Please familiarize yourself with the Restrictive Covenants Agreement which you signed. Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.
10.
Non-Disparagement. You agree not to disparage the Company, and the Company’s attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process. You further agree that, by no later than the Effective Date (as defined below), you shall delete or otherwise remove any and all disparaging public comments or statements that you made about or relating to the Company, including, but not limited to, comments in online forums or on websites (including, but not limited to, Facebook, Glassdoor, Yelp, and LinkedIn), if applicable. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.
11.
Cooperation after Termination. As required by the Employment Agreement, you shall cooperate with the Company and its parent companies or affiliates in all matters relating to the winding up of your pending work including, but not limited to, any litigation in which the Company (or its parent companies or affiliates) is involved, and the orderly transfer of any such pending work to such other employees as may be designated by the Company. The Company will reimburse you as follows; (i) $10,000 within three (3) days following the Effective Date; plus (ii) all other reasonable expenses incurred in complying with this Section, in accordance with Company expense reimbursement policies.
12.
Release. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company (including, but not limited to claims under the Employment Agreement or any other agreement that you may have with the Company) or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, restricted stock units, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law, including those relating to the Employment Agreement or any other agreement that you may have entered into with the Company (individually a “Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:

• has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

• has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. 1981), the Civil Rights Act of 1991, the Genetic Information Nondiscrimination Act, Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination against the disabled, the Age Discrimination in Employment Act (ADEA), which prohibits discrimination based on age, the Older Workers Benefit Protection Act, the National Labor Relations Act, the Lily Ledbetter Fair Pay Act, the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the New Jersey Law Against Discrimination; the New Jersey Conscientious Employee Protection Act; the New York State Human Rights Law; the New York State Civil Rights Law; the New York City Human Rights Law; all as amended, and any and all other federal, state or local laws, rules, regulations, constitutions, ordinances or public policies, whether known or unknown, prohibiting employment discrimination;

• has violated any employment statutes, such as the WARN Act, which requires that advance notice be given of certain workforce reductions; the Employee Retirement Income Security Act of 1974 (ERISA) which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters; the National Labor Relations Act, which protects forms of concerted activity; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; the Fair Credit Reporting Act, the Employee Polygraph Protection Act, the New Jersey Family Leave Act; the New Jersey Security and Financial Empowerment Act; The New Jersey Earned Sick Leave Law; the New Jersey Wage Payment Law; the New Jersey Wage and Hour Law; the anti-retaliation provisions from the New Jersey Workers’ Compensation Law; the Millville Dallas Airmotive Plant Job Loss Notification Act; the New York State Labor Law; Section 125 of the New York Workers’ Compensation Law; the New York City Earned Safe and Sick Time Act; the New York State Worker Adjustment and Retraining Notification Act, all as

amended, and any and all other federal, state or local laws, rules, regulations, constitutions, ordinances or public policies, whether known or unknown relating to employment laws, such as veterans’ reemployment rights laws;

• has violated any other laws, such as federal, state, or local laws providing workers’ compensation benefits, restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state or local laws providing recourse for alleged wrongful discharge, retaliatory discharge, negligent hiring, retention, or supervision, physical or personal injury, emotional distress, assault, battery, false imprisonment, fraud, negligent misrepresentation, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, intentional interference with contract, negligence, detrimental reliance, loss of consortium to you or any member of your family, whistleblowing, and similar or related claims.

Notwithstanding the foregoing, other than events expressly contemplated by this Agreement you do not waive or release rights or Claims that may arise from events that occur after the date this Agreement is executed or your right to enforce this Agreement. Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party. This Agreement does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement.

13.
Your Acknowledgments and Affirmations; Effective Date of Agreement. You acknowledge that you are knowingly and voluntarily waiving and releasing any and all rights you have under the ADEA, as amended. You also acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is above and beyond any wages or salary or other sums to which you are entitled from the Company under the terms of your employment with the Company or under any other contract or law, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. You further acknowledge and affirm that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or Claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have been given a period of twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier and if you do you will sign the Consideration Period waiver below); (d) you have seven (7) days following your execution of this Agreement to revoke this Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the "Effective Date"), which shall be the eighth day after this Agreement is executed by you. Failure to execute this Agreement within twenty-one (21) days of receiving the Agreement will render this Agreement null and void. If you revoke this Agreement, this Agreement shall become null and void.
14.
No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.
15.
Internal Revenue Code Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

16.
Breach. You agree that upon any breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement (which, for the avoidance of doubt, shall not include the Accrued Obligations (as defined in the Employment Agreement)). Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 8, 9 and 10 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement. You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you agree to pay all of the costs, including reasonable attorneys’ fees, incurred by the Company in enforcing the terms of this Agreement.
17.
Miscellaneous. This Agreement, including any exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New York. To the fullest extent allowable by law, any dispute concerning this Agreement shall be resolved in the United States District Court with jurisdiction over New York City, New York, and you and the Company hereby consent to the personal and exclusive jurisdiction of such court and hereby waive any objection(s) that any such party may have to personal jurisdiction, the laying of venue of any such proceedings and any claim or defense of inconvenient forum.

If this Agreement is acceptable to you, please sign below and return the original to me on or after your Separation Date, but no later than the date that is twenty-one (21) days after you first received this Agreement. No material changes have been made to this Agreement since you first received it. This Agreement will be null and void if we have not received your executed copy by that date.

I wish you good luck in your future endeavors.

Sincerely,

Mind Medicine (MindMed) Inc.

By: ____________________________________

Mark R. Sullivan

Chief Legal Officer

By signing below, you represent and warrant that you have full legal capacity to enter into this Agreement, you have carefully read and understand this Agreement in its entirety, have had a full opportunity to review this Agreement with an attorney of your choosing, and have executed this Agreement voluntarily, without duress, coercion or undue influence.

Agreed to and Accepted:

________________________________________

Schond Greenway

Date:

CONSIDERATION PERIOD

I, Schond Greenway, understand that I have the right to take at least 21 days to consider whether to sign this Agreement, which I received on May 3, 2024. If I elect to sign this Agreement before 21 days have passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the 21-day consideration period.

Agreed:

Signature

__________________________________________

Date